Exhibit 4.1
[FORM OF FACE OF GLOBAL SECURITY]
     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
HARRIS CORPORATION
5% NOTES DUE 2015

Registered No. R-1	CUSIP: 413875 AJ 4
Issue Date: September 20,2005	ISIN: US413875AJ48
$300,000,000
     HARRIS CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, promises to pay to Cede & Co. or registered assigns, the principal amount of THREE HUNDRED MILLION DOLLARS ($300,000,000) on October 1, 2015.
     This Security shall bear interest at the rate of 5% per annum.
     Additional provisions of this Security are set forth on the other side of this Security.

Dated: September 20, 2005	HARRIS CORPORATION
	By:	Name: Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee
	By:	Authorized Signatory
Dated: September 20, 2005

[FORM OF REVERSE OF GLOBAL SECURITY]
5% NOTES DUE 2015
1. Interest.
     This Security shall bear interest at the rate of 5% per year on the principal amount hereof, from September 20, 2005 or from the most recent Interest Payment Date (as defined below) to which payment has been paid or duly provided for, payable semiannually in arrears on April 1 and October 1 of each year (each, an “Interest Payment Date”), beginning April 1, 2006, to the persons in whose names the Securities are registered at the close of business on March 15 and September 15 (each, a “Regular Record Date”) (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the Securities will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     If the principal amount of a Security, plus accrued and unpaid interest, or any portion thereof, is not paid when due (whether upon acceleration pursuant to Section 7.01 of the Indenture, upon the date set for payment of the Redemption Price pursuant to Paragraph 5 hereof, or at maturity of this Security), then, in each such case, the overdue amount shall, to the extent permitted by law, bear interest at the rate applicable to the Securities, compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date of payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand and shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
     Interest will be paid (i) so long as this Security is in the form of a Global Security, to the Depositary in immediately available funds or (ii) if this Security is in the form of a definitive Security, (a) on the definitive Securities having an aggregate principal amount of $10,000,000 or less, by check mailed to the Holders of such Securities, and (b) on the definitive Securities having an aggregate principal amount of more than $10,000,000, by wire transfer in immediately available funds at the written election of the Holders of these Securities.
2. Method of Payment.
     Subject to the terms and conditions of the Indenture, the Company will make payments in cash in respect of Redemption Prices and at maturity to Holders who surrender Securities to the Paying Agent to collect such payments in respect of the Securities. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by wire transfer of immediately available funds or check payable in such money.
3. Paying Agent and Registrar.
     Initially, The Bank of New York (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice, other than notice to the Trustee; provided, however, that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent or Registrar.

4. Series.
     This Security is one of a duly authorized issue of securities of the Company, issued or to be issued in one or more series under an indenture dated as of September 3, 2003 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”, which term includes any successor Trustee under the Indenture). All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Pursuant to Section 2.03 of the Indenture, this series of Securities is issued under an officers’ certificate of the Company dated September 20, 2005 (the “Officers’ Certificate”) to establish the terms of this series of Securities, setting forth such terms, to which Indenture and Officers’ Certificate reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
     The initial Securities of this series issued on September 20, 2005 (and any Securities of such series issued in exchange therefor) and any additional Securities of such series issued upon a further reopening of the Securities in accordance with the Indenture (and any Securities of such series issued in exchange therefor) will be treated as a single class for all purposes under the Indenture.
     The Securities are unlimited in aggregate principal amount.
5. Optional Redemption; No Sinking Fund.
     The Company may at its option redeem the Securities at any time, in whole or in part, at a “make-whole” redemption price (the “Redemption Price”) equal to the greater of:
     (1) 100% of the principal amount of the Securities being redeemed; and
     (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than interest accruing to the date of redemption) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 15 basis points.
     In each case, the Company will pay accrued interest on the principal amount of the Securities being redeemed to, but not including, the redemption date.
     “Comparable Treasury Issue” means, with respect to the Securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Securities.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.
     “Reference Treasury Dealer” means (1) each of Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and two other primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Company, and in each case, their respective successors, provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealers selected by the Company.
     “Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the Securities being redeemed.
     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided however that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.
     If the Company elects to redeem less than all of the Securities, then the Trustee will select the particular Securities to be redeemed in a manner it deems appropriate and fair.
     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of the Securities to be redeemed. The notice of redemption will state, among other things, the amount of Securities to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Securities to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the date of redemption, interest will cease to accrue on the Securities or the portions called for redemption.

     No sinking fund is provided for the Securities.
6. Denominations; Transfer; Exchange.
     The Securities are in fully registered form, without coupons, in minimum denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange the Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.
     The Company shall not be required to exchange or register a transfer of (a) any Security for a period of fifteen days next preceding the first mailing of notice of redemption of Securities or (b) any Securities selected, called or being called for redemption, in whole or in part, except, in the case of any Security to be redeemed in part, the portion thereof not so to be redeemed.
7. Persons Deemed Owners.
     The registered Holder of this Security may be treated as the owner of this Security for all purposes.
8. Unclaimed Money or Securities.
     The Trustee and the Paying Agent shall return to the Company any money held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.
9. Amendment; Waiver.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

10. Obligations Absolute.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the place, at the respective times, at the rate and in the coin or currency herein prescribed.
11. Trustee Dealings with the Company.
     Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
12. Book-Entry Provisions for Global Securities.
     This Security is in the form of a Global Security as provided in the Indenture. The Global Security for this series initially shall (i) be registered in the name of the Depositary, who shall be The Depository Trust Company or as otherwise identified in or pursuant to the Officers’ Certificate authorizing the issuance of this series of Securities or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear any required legends.
     Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to this Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under this Global Security, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of this Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of this Security.
     Transfers of this Global Security shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in this Global Security may be transferred or exchanged for definitive Securities in accordance with the rules and procedures of the Depositary. Definitive Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in this Global Security only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Global Security, or the Depositary has ceased to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, (ii) the Company in its sole discretion elects not to have the Securities represented by a Global Security and to cause the issuance of definitive Securities or (iii) an Event of Default has occurred and is continuing.
     In connection with any transfer or exchange of a portion of the beneficial interest in this Global Security to beneficial owners pursuant to the immediately preceding paragraph, the Security Registrar shall (if one or more definitive Securities are to be issued) reflect on the

Security Register the date and a decrease in the principal amount of this Global Security in an amount equal to the principal amount of the beneficial interest in this Global Security to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more definitive Securities of like tenor and amount. In connection with the transfer of this entire Global Security to beneficial owners pursuant to the immediately preceding paragraph, this Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in this Global Security, an equal aggregate principal amount of definitive Securities of authorized denominations.
     The Holder of this Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Securities.
13. Restrictive Covenants.
     The Indenture imposes certain limitations on the ability of the Company to consolidate or merge with or into any other person, or sell or transfer all or substantially all of its property and assets to any other person, and on the ability of the Company and its Restricted Subsidiaries to (i) create, incur, assume or suffer to exist specified liens and (ii) enter into Sale and Leaseback Transactions. On or before the first day of October in each year, the Company must report to the Trustee on compliance with such limitations.
14. No Recourse Against Others.
     A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
15. Authentication.
     This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.
16. Abbreviations.
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
17. Defeasance.
     The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.
18. GOVERNING LAW.
     THE INDENTURE AND THIS SECURITY WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD AS TO CONFLICT OF LAW PRINCIPLES.
*       *       *
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:
Harris Corporation
1025 West NASA Boulevard
Melbourne, FL 32919
Attn: Treasurer

ASSIGNMENT FORM
To assign this Security, fill in the form below:
(I) or (we) assign and transfer this Security to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint _______________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:	________________________________________________________________
(Sign exactly as your name appears on the other side of this Security)

Date: __________________________

Medallion Signature Guarantee: _________________________________